UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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Activision Blizzard, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Activision Blizzard - Microsoft Employee Compensation & Benefits

This document is for reference in conversations with employees.

Key Points

•	We will continue to operate our employee programs business as usual at least through the closing. Following the closing, both Activision Blizzard and Microsoft are committed to empowering the teams to do what they love in a culture that prioritizes inclusion.

•	Following closing, all Activision Blizzard employee shareholders will be treated the same as other shareholders and receive $95.00 for each share of Activision Blizzard stock that they own.

•	Unvested RSUs and PSUs will be converted to Microsoft RSUs, subject only to time vesting but otherwise retaining the same vesting schedule, with any performance metrics applicable to PSUs being determined at target performance levels, and with the number of Microsoft shares underlying the converted Microsoft RSUs to be determined using an exchange ratio that takes into account the $95.00 per share merger consideration and Microsoft’s volume weighted average share trading price for the five trading days prior to the closing date.

•	Vested RSUs will be cancelled in exchange for the $95.00 per share merger consideration, less any applicable tax withholding.

•	Unvested stock options (other than underwater options) will be converted into Microsoft stock options exercisable for a number of Microsoft shares and with an exercise price that, in each case, will be determined using an exchange ratio that takes into account the $95.00 per share merger consideration and Microsoft’s volume weighted average share trading price for the five trading days prior to the closing date.

•	Vested options (other than underwater options) will be cancelled in exchange for the difference between the $95.00 per share merger consideration and the exercise price applicable to the Activision Blizzard option, less any applicable withholding.

•	Any options with an exercise price equal to or greater than the $95.00 per share merger consideration will be cancelled without any consideration.

•	We are at the beginning of a comprehensive integration planning process to help finalize the specifics of the future organization. While we don’t have all the answers at this time and there are restrictions on what we can say prior to the close of the transaction, we will provide appropriate updates throughout the process.

Will Activision Blizzard employees’ compensation change prior to closing?

Activision Blizzard’s compensation practices will continue as usual at least through closing. This includes salary increases, bonuses, and equity grants. Compensation will continue to be dependent on both individual and company performance in the same manner as before Activision Blizzard entered into the agreement with Microsoft.

Will Activision Blizzard employees’ benefits change as part of Microsoft?

For 12 months post-closing, Microsoft has agreed to provide Activision Blizzard employees who are employed with Microsoft or its subsidiaries (including Activision Blizzard) after the closing of the Merger with benefits, target cash compensation (excluding equity) and severance payments that are no less favorable, in the aggregate, than either (i) what Activision Blizzard employees received prior to closing or (ii) the standard compensation and benefits Microsoft provides to its similarly situated employees.

Employee Benefits

If Activision Blizzard employees become eligible to participate in Microsoft benefit plans that replace Activision Blizzard plans after the closing of the Merger, Microsoft will waive any waiting periods, pre-existing condition exclusions and similar requirements under any medical, dental, pharmaceutical, vision or disability benefit plan if they were waived under the corresponding Activision Blizzard plan. Activision Blizzard employees would receive credit under Microsoft benefit plans for their service with Activision Blizzard for purposes of eligibility to participate and vesting and entitlement to benefits, including for purposes of vacation accrual and severance pay entitlement. Microsoft will also generally credit employee accounts under any Microsoft flexible spending plans with any unused balance under an Activision Blizzard flexible spending plan.

Vacation & Paid Time Off

Microsoft will generally credit any unused vacation time or paid time off Activision Blizzard’s employees have. The exact rules will vary by country, vacation/PTO plan, and individual, and we will communicate any vacation/PTO impacts individually.

401(k) Plans

We are still working out the details of how 401(k) plans will be treated by Microsoft. However, if our workforce becomes covered under a Microsoft 401(k) plan, Microsoft will do its best to allow rollover contributions and carry over any 401(k) loans.

How will Activision Blizzard employees’ equity consideration be affected by the transaction with Microsoft?

Vested RSUs and PSUs

What happens to vested RSUs and PSUs: Restricted stock units (RSUs) and Performance-based Restricted stock units (PSUs) that vest before the closing of the merger will be cancelled in exchange for the merger consideration, which is $95.00 (less any applicable tax withholding), with performance metrics applicable to the PSUs determined based on actual performance.

Value realization: Vested RSUs will be settled in cash at a rate of $95.00 per share (less any applicable withholding taxes) when the transaction closes.

Example: If you have 100 vested RSUs before the deal closes, you will receive $95.00 for each of these 100 RSUs, or $9,500, before any tax withholding.

Unvested RSUs

What happens to unvested RSUs: Activision Blizzard RSUs that are still subject to time-based and/or performance base vesting at the time the deal closes will be cancelled and converted into Microsoft RSUs subject only to time-based vesting following the closing. The converted Microsoft RSUs will be subject to time-based vesting on the same schedule that applied to the RSUs prior to closing.

Value realization: The value of the Microsoft RSUs that you will receive will be determined using an exchange ratio ($95.00 per share divided by the volume-weighted average closing price of Microsoft shares for the five days prior to closing)

Example: Assuming a closing date of June 15, 2023 and that the 5-day average price of Microsoft shares before closing is $285, an employee with 60 RSUs vesting on December 15, 2023 would receive 19 Microsoft RSUs (60 RSUs multiplied by the quotient of $95 / $285 rounded to fourth decimal). All share amounts are rounded down to the nearest share. The vesting schedule would remain the same with19 RSUs vesting on December 15, 2023, net of any applicable withholding tax.

Unvested PSUs

What happens to unvested PSUs: Activision Blizzard PSUs that are still subject to performance-based vesting at the time the deal closes will be cancelled and converted into Microsoft RSUs subject only to time-based vesting following the closing, with the number of Microsoft RSUs subject to time vesting to be determined based on target-level performance of the Activision Blizzard PSUs. Any PSUs that have performance periods that have concluded prior to the closing will be settled at actual achievement and treated as vested PSUs, net of any applicable withholding tax, as described above. Any PSUs with performance periods that have not been completed prior to the closing of the merger will be determined at target performance at the time of the merger closing. The Microsoft RSUs will be subject to time-based vesting on the same schedule that applied to the PSUs prior to closing.

Value realization: The value of the Microsoft PSUs that you will receive will be determined using an exchange ratio ($95.00 per share divided by the volume weighted average closing price of Microsoft shares for the five days prior to closing). PSUs with open performance periods will be converted at target level of achievement without regard to actual performance.

Example: Assuming a closing date of June 15, 2023 and that the 5-day average price of Microsoft shares before closing is $285, an employee with 30 PSUs at target subject to FY 2023 OI vs. AOP (an open performance period) vesting on March 30, 2024 would receive 9 Microsoft RSUs (30 PSUs at target multiplied by the quotient of $95 / $285 rounded to fourth decimal). All share amounts are rounded down to the nearest share. The vesting schedule would remain the same with 9 RSUs vesting on March 30, 2024, net of applicable tax withholding.

Vested Options

What happens to vested options: Activision Blizzard stock options that have vested prior to merger closing (other than underwater options) will be cancelled in exchange for a cash payment equal to the excess, if any, of the per share merger consideration of $95.00 over the exercise price, less any applicable tax withholding.

Example: If you have 100 shares underlying Activision Blizzard stock options at an exercise price of $70.00 at the time of closing, you will receive a cash payment of the difference between the merger consideration ($95.00) and the exercise price ($70.00) for each share underlying such vested stock option, resulting in a payment of $2,500 ($25 * 100), less any applicable tax withholding.

Unvested Options

What happens to unvested options: Activision Blizzard stock options that are unvested immediately before closing (other than underwater options) will be cancelled and converted into Microsoft stock options, using the exchange ratio (merger consideration of $95 for Activision Blizzard shares divided by the volume weighted average closing price of Microsoft shares on the five days prior to closing). You will multiply the number of shares subject to your unvested Activision Blizzard stock options by the exchange ratio in order to determine the number of Microsoft shares subject to such stock options after the closing and divide the strike price of the options by the exchange ratio in order to determine the strike price of those options.

Example: If you have 90 Activision Blizzard shares subject to options at a strike price of $70 that are unvested at the time of closing and the average Microsoft stock price on the five days prior to closing is $285, you will receive 29 Microsoft shares underlying a Microsoft option (90 multiplied by the quotient of $95 / $285, rounded down to the nearest whole share), which will have a strike price of $210.03 ($70 divided by the quotient of $95 / $285, rounded up to the nearest whole cent)

Underwater Options

What happens to underwater options: Any Activision Blizzard stock options, whether vested or unvested, that are underwater at closing, meaning the per share merger consideration of $95 is equal to or less than the exercise price of those options, will be cancelled without payment.

Example: If you have a vested or unvested stock options with a strike price of $95 (or more), this will be equal to or greater than the merger consideration per share, and your options will be cancelled without any payment.

Termination Protection

What happens to options, RSUs and PSUs of employees who are terminated following the closing: If an employee’s employment is involuntarily terminated by Microsoft without “cause” or by the employee for “good reason” during the 18-month period following closing of the merger, equity awards held by that employee that were granted prior to January 18, 2022 will be eligible for accelerated vesting in connection with such termination. The details of this accelerated vesting will vary by employee and more details will be communicated to you as closing approaches.

Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 with respect to the proposed transaction and business combination between Microsoft Corporation (“Microsoft”) and Activision Blizzard, Inc. (“Activision Blizzard”), including statements regarding the benefits of the transaction, the anticipated timing of the transaction and the products and markets of each company. These forward-looking statements generally are identified by the words “believe,” “project,” “predicts,” “budget,” “forecast,” “continue,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “could,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions (or the negative versions of such words or expressions). Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect Activision Blizzard’s business and the price of the common stock of Activision Blizzard, (ii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the merger agreement by the stockholders of Activision Blizzard and the receipt of certain governmental and regulatory approvals, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (iv) the effect of the announcement or pendency of the transaction on Activision Blizzard’s business relationships, operating results, and business generally, (v) risks that the proposed transaction disrupts current plans and operations of Activision Blizzard or Microsoft and potential difficulties in Activision Blizzard employee retention as a result of the transaction, (vi) risks related to diverting management’s attention from Activision Blizzard’s ongoing business operations, (vii) the outcome of any legal proceedings that may be instituted against Microsoft or against Activision Blizzard related to the merger agreement or the transaction, (viii) the ability of Microsoft to successfully integrate Activision Blizzard’s operations, product lines, and technology, the impact of the COVID-19 pandemic on Activision Blizzard’s business and general economic conditions, (ix) restrictions during the pendency of the proposed transaction that may impact Activision Blizzard’s ability to pursue certain business opportunities or strategic transactions and (x) the ability of Microsoft to implement its plans, forecasts, and other expectations with respect to Activision Blizzard’s business after the completion of the proposed merger and realize additional opportunities for growth and innovation. In addition, please refer to the documents that Microsoft and Activision Blizzard file with the Securities and Exchange Commission (the “SEC”) on Forms 10-K, 10-Q and 8-K. These filings identify and address other important risks and uncertainties that could cause events and results to differ materially from those contained in the forward-looking statements set forth in this document. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Microsoft and Activision Blizzard assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Additional Information and Where to Find It

In connection with the transaction, Activision Blizzard will file relevant materials with the SEC, including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, Activision Blizzard will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the transaction. INVESTORS AND SECURITY HOLDERS OF ACTIVISION BLIZZARD ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT ACTIVISION BLIZZARD WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ACTIVISION BLIZZARD AND THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by Activision Blizzard with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at Activision Blizzard’s website (https://investor.Activision.com) or by writing to Activision Blizzard, Investor Relations, 3100 Ocean Park Boulevard, Santa Monica, California, 90405.

Activision Blizzard and certain of its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from Activision Blizzard’s stockholders with respect to the transaction. Information about Activision Blizzard’s directors and executive officers and their ownership of Activision Blizzard’s common stock is set forth in Activision Blizzard’s proxy statement on Schedule 14A filed with the SEC on April 30, 2021 as amended on May 3, 2021. To the extent that holdings of Activision Blizzard’s securities have changed since the amounts printed in Activision Blizzard’s proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the identity of the participants, and their direct or indirect interests in the transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the transaction.